Exhibit (13)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-3 of our report dated February 19, 2016, relating to the financial statements which appears in the December 31, 2015 Annual Report to Shareholders of the Stock Account, Global Equities Account, Growth Account, Equity Index Account, Bond Market Account, Inflation-Linked Bond Account, Social Choice Account, and Money Market Account (constituting the College Retirement Equities Fund), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Experts”, and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

April 26, 2016

PricewaterhouseCoopers LLP, 100 East Pratt Street, Suite 1900, Baltimore, MD 21202

T: (410) 783 7600, F: (410) 783 7680, www.pwc.com/us